UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

	      	 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
	     PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
 		       THERETO FILED PURSUANT TO 13d-2(b)

                            Quicksilver Resources Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                  74837R104
                                (CUSIP Number)

                              December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 74837R104


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek I, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     PN

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                               CUSIP No. 74837R104


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek II, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     PN


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     				CUSIP No. 74837R104


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Advisors, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     CO

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                               CUSIP No. 74837R104


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asset Management, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     PN


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                               CUSIP No. 74837R104


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Jeffrey A. Altman

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Name of Issuer:

	     Quicksilver Resources Inc. (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices:

	     777 West Rosedale St.
	     Fort Worth, Texas 76104

Item 2. (a)  Name of Person Filing:

	     This statement is filed by:

	     (i) Owl Creek I, L.P., a Delaware limited partnership ("Owl Creek I"), with respect to the shares of Common Stock directly owned by it;

	     (ii) Owl Creek II, L.P., a Delaware limited partnership ("Owl Creek II"), with respect to the shares of Common Stock directly owned by it;

	     (iii) Owl Creek Advisors, LLC, a Delaware limited liability company (the "General Partner"), with respect to the shares of Common Stock directly owned by Owl Creek I and Owl Creek II;

	     (iv) Owl Creek Asset Management, L.P. a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Owl Creek Overseas Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek Overseas"), and Owl Creek Socially Responsible Investment Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek SRI"); and

	     (v) Jeffrey A. Altman, with respect to shares of Common Stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas and Owl Creek SRI.

	     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

        (b)  Address of Principal Business Office or, if None, Residence:

             The address of the principal business office of each of the Reporting Persons is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

        (c)  Citizenship:

             Each of Owl Creek I, Owl Creek II and the Investment Manager is a
	     limited partnership organized under the laws of the State of Delaware.
	     The General Partner is a limited liability company organized under the
	     laws of the State of Delaware. Mr. Altman is a United States citizen.

        (d)  Title of Class of Securities

             Common Stock, $0.01 par value per share (the "Common Stock")

        (e)  CUSIP Number: 74837R104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act;

        (b) |_| Bank as defined in section 3(a)(6) of the Act;

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act;

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940;

        (e) |_| An investment adviser in accordance with Rule 13d-1
		(b) (1) (ii) (E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d- 1 (b) (1) (ii) (G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

        (j) |_| Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

	Not Applicable

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Item 4.  Ownership

         A. Owl Creek I, L.P.

		(a) Amount beneficially owned: 0
		(b) Percent of class: 0.00%.
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 0
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition: 0


	 B. Owl Creek II, L.P.

		(a) Amount beneficially owned: 0
		(b) Percent of class: 0.00%.
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 0
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition: 0

	 C. Owl Creek Advisors, LLC

		(a) Amount beneficially owned: 0
		(b) Percent of class: 0.00%.
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 0
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition: 0

	 D. Owl Creek Asset Management, L.P.

		(a) Amount beneficially owned: 0
		(b) Percent of class: 0.00%.
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 0
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition: 0

	 E. Jeffrey A. Altman

		(a) Amount beneficially owned: 0
		(b) Percent of class: 0.00%.
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 0
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition: 0
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Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2010
                                      /s/ Jeffrey A. Altman

                                      --------------------------
                                      Jeffrey A. Altman, individually, and as
				      managing member of Owl Creek Advisors, LLC, for itself and as general partner of Owl Creek I, L.P. and Owl Creek II L.P., and as managing member of the general partner of OWl Creek Asset Management, L.P., for itself and as investment manager to Owl Creek Overseas Fund, Ltd. and Owl Creek Socially Responsible Investment Fund, Ltd.

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